Period Ended May 31, 2004

John Hancock Strategic Series

John Hancock Strategic Income Fund
Series - 1
NAV per share - Class C $6.69
NAV per share - Class I $6.69
NAV per share - Class R $6.69
Dividends from net investment income
Per share - Class C 0.3502
Per share - Class I 0.4112
Per share - Class R 0.2956
Distribution from capital gain
Per share - Class B 0.1500
Per share - Class C 0.1500
Per share - Class I 0.1500
Per share - Class R 0.1500

John Hancock High Income Fund
Series - 2
NAV per share - Class C $9.76
NAV per share - Class I $9.76
Dividends from net investment income
Per share - Class C  0.5989
Per share - Class I  0.7053